Exhibit 99.2

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


EMPLOYEE INVESTMENT TRANSACTION AND RECAPITALIZATION

      On July 12, 1994, the shareholders of UAL Corporation ("UAL") approved a plan of recapitalization that provides an approximately 55% equity and voting interest in UAL to certain employees of United Air Lines, Inc. ("United") in exchange for wage concessions and work-rule changes. The employees' equity interest will be allocated to individual employee accounts through the year 2000 under Employee Stock Ownership Plans ("ESOPs") which were created as a part of the recapitalization. Since the ESOP shares will be allocated over time, the current ownership interest held by employees is substantially less than 55%. The entire 55% ESOP voting interest is currently exercisable, which generally will be voted by the ESOP trustee at the direction of, and on behalf of, the employees participating in the ESOPs. The employee interest may increase to up to 63%, depending on the average market value of UAL common stock in the year after the transaction closed. Based on the average market value of UAL common stock through February 23, 1995, the market value of UAL common stock for the remainder of the measuring period would have to average at least $204 for any adjustment to be made in the ESOP percentage interest. Pursuant to the terms of the plan of recapitalization, holders of old UAL common stock received approximately $2.1 billion in cash and the remaining 45% (subject to a possible reduction to not less than 37%) of the equity in the form of new common stock. The conversion of certain convertible securities and the exercise of certain stock options could result in additional cash distributions of up to $428 million. Distributions on account of stock option exercises would be reduced by cash proceeds on the exercise of the options. In connection with the recapitalization, United issued $370 million of 10.67% debentures due in 2004 and $371 million of 11.21% debentures due in 2014 and UAL issued Series B 12 1/4% preferred stock with an aggregate liquidation preference of $410 million. Approximately $169 million of pretax costs were incurred in connection with the recapitalization, including transaction costs and severance payments to certain former United employees.

      The employee investment transaction has put in place a lower cost structure which allows United to compete more effectively against low-cost carriers and improve UAL's long-term financial viability. The transaction also facilitated the creation of a low-cost short-haul operation, Shuttle by United ("Shuttle"), which began operating on October 1, 1994. This service achieves lower costs through special work rules and wage rates for pilots, high station and aircraft utilization and minimal service amenities. Based on its initial operations, the Shuttle has been well accepted by the marketplace and its costs are within expectations. As a result, United expects the Shuttle will be able to sustain a competitive presence in the short-haul markets against low cost competitors.

      As a result of the recapitalization, UAL's capital structure became more highly leveraged, as UAL's equity decreased by approximately $1.7 billion and debt increased $741 million at the time of the transaction.
With the increase in debt and reduction in equity resulting from the recapitalization, UAL's exposure to certain industry risks could be greater than might have been the case prior to the recapitalization. In addition, the transaction resulted in new labor agreements for certain employee groups and a new corporate governance structure, which was designed to achieve balance between the various employee-owner groups and public shareholders. The new labor agreements and governance structure could inhibit management's ability to alter strategy in a volatile, competitive industry by restricting certain operating and financing activities, including the sale of assets and the issuance of equity securities and the ability to furlough employees. UAL's ability to react to competition may be hampered further by the fixed long-term nature of these various agreements. The success of the recapitalization is dependent upon a number of factors, including the state of the competitive environment in the airline industry, competitive responses to United's efforts, United's ability to achieve enduring cost savings through productivity improvements and the renegotiation of labor agreements at the end of the investment period.

      The employee investment transaction and recapitalization had an initial adverse effect on UAL's cash position as a result of the cash consideration paid to holders of old UAL common stock and certain other recapitalization costs. However, the transaction is expected to result in an improvement to cash flow through the term of the employee investment. This improvement is expected to result from the employee concessions which reduce cash expenses, partially offset by the additional interest expense on the debentures, dividends on the preferred stock and foregone interest on the cash consideration distributed to holders of old UAL common stock.

      The employee investment transaction will reduce UAL's cash operating expenses due to wage and benefit reductions and work-rule changes. These cash expense reductions will be offset by non-cash compensation charges for stock periodically committed to be released to employees under the ESOPs, additional interest expense on the debentures and foregone interest on the cash distributed to shareholders. The amount of the non-cash compensation expense cannot be predicted, because it is based on the future fair value of UAL's stock.

      The ESOPs consist of two tax-qualified plans, as defined under the Internal Revenue Code, and one plan that is not tax qualified. Tax deductions related to the ESOPs are partially based on factors unrelated to the future fair value of UAL's stock. Accordingly, it is anticipated that tax provisions (credits) in future periods could be impacted by permanent differences between tax deductions and book expenses related to the ESOPs. Additionally, timing differences between tax deductions and book expenses related to the ESOPs could impact the balance of the net deferred tax asset in the future.


LIQUIDITY AND CAPITAL RESOURCES

Liquidity -

      UAL's total of cash and cash equivalents and short-term investments was $1.532 billion at December 31, 1994, compared to $1.828 billion at December 31, 1993. Cash flows during the year were considerable. The most significant was the distribution of $2.1 billion to holders of old UAL common stock under the recapitalization, which was partially funded by net proceeds of $735 million on the issuance of debentures and $400 million on the issuance of Series B preferred stock. Subsequent to issuance, UAL repurchased $87 million of the Series B preferred stock to be held in treasury. Other financing activities included principal payments under debt and capital lease obligations of $305 million and $87 million, respectively, and a $46 million reduction of short-term borrowings. Cash flows from operating activities amounted to $1.334 billion. Investing activities resulted in cash flows of $198 million.

      In 1994, United took delivery of 16 A320 aircraft and two B747 aircraft. With the exception of one B747, these aircraft were acquired under operating leases. Property additions, including the B747 and spare parts, amounted to $636 million. Property dispositions, including the sale and leaseback of the B747 aircraft purchased in 1994, five B737 aircraft and one B757 aircraft, resulted in proceeds of $432 million.

      As of December 31, 1994, UAL had a working capital deficit of $1.714 billion as compared to $1.183 billion at December 31, 1993. Historically, UAL has operated with a working capital deficit and, as in the past, UAL expects to meet all of its obligations as they become due.

      During 1993, UAL's balance of cash and cash equivalents decreased $85 million while short-term investments increased $430 million. Operating activities resulted in cash flows of $858 million, which more than offset cash used for net property additions and financing activities. Investing activities, including the short-term investment increase and net property additions, used $740 million. Property additions amounted to $1.496 billion, including the purchase of 34 aircraft, and property dispositions resulted in proceeds of $1.165 billion, including the sale and leaseback of 18 aircraft. In all, 10 B737 aircraft, 16 B757 aircraft, four B747 aircraft, eight B767 aircraft and five A320 aircraft were acquired, including purchases and leases. Financing activities used $203 million. Reductions in short-term borrowings, capital lease obligations and long-term debt, including the early extinguishment of $500 million of senior subordinated notes, more than offset cash proceeds from the issuance of Series A preferred stock and long-term debt.

      Operating activities in 1992 generated cash flows of $575 million, which more than offset cash used for net additions to property, resulting in a $306 million increase in cash, cash equivalents and short-term investments. During the year, $2.519 billion was spent on property additions, principally aircraft. United acquired 25 B737 aircraft, 25 B757 aircraft, 10 B767 aircraft and six B747 aircraft in 1992. Of these, 18 aircraft were purchased, 38 were purchased and then sold and leased back and 10 were acquired in capital lease transactions. Property dispositions provided cash proceeds of $2.367 billion. In 1992, United also acquired certain Latin American route authorities and other related assets from Pan American World Airways, Inc.

Capital Commitments -

      At December 31, 1994, commitments for the purchase of property and equipment, principally aircraft, approximated $3.9 billion, after deducting advance payments. An estimated $1.2 billion will be spent in 1995, $0.7 billion in 1996, $1.3 billion in 1997, $0.5 billion in 1998 and $0.2 billion in 1999 and thereafter. The major commitments are for the purchase of thirty-four B777 aircraft which are expected to be delivered between 1995 and 1999.

      In addition to the B777 order, United has arrangements with Airbus Industrie and International Aero Engines to lease 29 A320 aircraft, which are scheduled for delivery through 1998. At December 31, 1994, United also had options for an additional 162 B737 aircraft, 39 B757 aircraft, 34 B777 aircraft, 49 B747 aircraft, 8 B767 aircraft and 50 A320 aircraft. Under the terms of certain of these options which are exercisable during the period 1995 through 1997, United would forfeit significant deposits on such options it does not exercise. United continually reviews its fleet to determine whether aircraft acquisitions will be used to expand the fleet or to replace older aircraft, depending on market and regulatory conditions at the time of delivery.

Capital Resources -

      Funds necessary to finance aircraft acquisitions are expected to be obtained from internally generated funds, irrevocable external financing arrangements or other external sources.

      At December 31, 1994, UAL and United had an effective shelf registration statement on file with the Securities and Exchange Commission to offer up to $1.035 billion of securities, including secured and unsecured debt, equipment trust and pass through certificates, equity or a combination thereof. UAL's ability to issue equity securities is limited by its certificate of incorporation, which was restated in connection with the recapitalization.

      United's senior unsecured debt is rated BB by Standard and Poor's ("S & P") and Baa3 by Moody's Investors Service Inc. ("Moody's"). UAL's Series A and Series B preferred stocks are rated B+ by S & P and ba3 by Moody's.

      On February 3, 1995, UAL filed a registration statement with the Securities and Exchange Commission offering to exchange up to $600 million aggregate principal amount of convertible subordinated debentures, due 2025, for up to all shares of the outstanding Series A cumulative 6.25% convertible preferred stock. Each $1,000 principal amount of debentures issued would be convertible into a combination of cash in the amount of $541.90 and approximately 3.192 shares of UAL common stock (equivalent to a conversion price of $143.50 per share of common stock). To the extent that shares of Series A preferred stock are exchanged for the debentures, UAL's shareholders' equity will be reduced on a net basis by the aggregate fair value of the debentures issued. A reduction in shareholders' equity will reduce surplus as defined under Delaware General Corporation Law ("DGCL"). DGCL requires that dividends on outstanding capital stock may only be made from surplus or the net profits of the Company for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

RESULTS OF OPERATIONS

      The results of operations in the airline business historically fluctuate significantly in response to general economic conditions. This is because small fluctuations in yield (passenger revenue per revenue passenger mile) and cost per available seat mile can have a significant effect on operating results. UAL anticipates industrywide fare levels, increasing low-cost competition, general economic conditions, fuel costs, international governmental policies and other factors will continue to affect its operating results.

Summary of Results and Impact of Recapitalization -

      UAL's results of operations improved in 1994 as compared to 1993. In 1994, UAL recorded net earnings of $51 million, representing a loss per share of $0.61 after preferred stock dividends, compared to a 1993 net loss of $50 million, or $3.40 per share after preferred stock dividends.
Included in 1994 were $169 million of pretax expenses incurred in connection with the recapitalization, of which $48 million were recorded in operating expenses. The 1994 results also include an after tax charge of $26 million ($1.37 per share) for the cumulative effect of adopting Statement of Financial Accounting Standards No. 112, "Employers' Accounting for Postemployment Benefits," which UAL adopted effective January 1, 1994. The 1993 results include an extraordinary loss of $19 million, $0.76 per share, on the early extinguishment of debt.

      In connection with the recapitalization, each share of old common stock was converted to one half share of new common stock (and cash in lieu of fractional shares) and $84.81 in cash. As a result, the number of outstanding shares was reduced proportionately. Accordingly, the weighted average shares in the earnings per share calculations are based on the number of old common shares outstanding prior to the recapitalization and the reduced number of new common shares outstanding subsequent to the transaction. Thus, a direct comparison of the earnings per share in 1994 versus 1993 is not meaningful. The earnings per share calculations subsequent to the transaction also include those ESOP shares which have been committed to be released to employees, if doing so is dilutive.

      Management believes that a more complete understanding of UAL's results can be gained by viewing them on a pro forma, "fully distributed" basis. This approach considers all ESOP shares which will ultimately be distributed to employees throughout the ESOP (rather than just the shares committed to be released) to be immediately outstanding and thus fully distributed. Consistent with this method, the ESOP compensation expense and the one-time costs associated with the completion of the transaction, are excluded from fully distributed expenses. On a fully distributed basis, UAL's net earnings for the 1994 third and fourth quarters would have been $233 million ($6.86 per share) and $67 million ($1.47 per share), respectively. UAL's net earnings for the 1994 third and fourth quarters, as reported under generally accepted accounting principles, were $82 million ($4.21 per share fully diluted) and $11 million (loss of $0.98 per share), respectively.

Other Factors Affecting Comparability -

      In 1994, United began recording certain air transportation price adjustments, which were previously recorded as commissions, as adjustments to revenue. Operating revenue and expense amounts and related operating statistics for 1993 and prior periods have been adjusted to conform with the current presentation.

      Prior to the September 1993 merger of the Covia Partnership ("Covia") and Galileo Ltd., United's investments in these companies were carried on the equity basis. United now owns 77% of Apollo Travel Services Partnership ("ATS"), one of the companies formed in the merger, and its accounts are consolidated with those of United. As a result, United's consolidated operating revenues and expenses have increased. In 1993, UAL also transferred the operations of Air Wisconsin, Inc. to other parties, the effect of which was to reduce UAL's gross operating revenues and expenses. In addition, the sales of flight kitchen assets in late 1993 and early 1994 had the effect of reducing United's salaries and related costs and increasing, to a lesser degree, food and beverage expense. These changes have affected the 1994 comparisons to 1993 as indicated in the discussion which follows.

1994 Compared with 1993 -

      Operating Revenues.   Operating revenues increased $625 million (5%).
United's revenue per available seat mile increased 4% to 9.12 cents. Passenger revenues increased $337 million (3%) due primarily to a 7% increase in United's revenue passenger miles, partially offset by a 3% decrease in yield to 11.31 cents. Domestic revenue passenger miles increased by 4.1 billion (7%) while international increased by 2.9 billion (8%). Available seat miles increased 1% systemwide, as increases of 6% in the Pacific and 2% in the Atlantic were partially offset by decreases of 1% on domestic routes and 3% in Latin America. As a result, United's system passenger load factor increased 4.0 points to 71.2%. In addition, Air Wisconsin, Inc., which accounted for $159 million of passenger revenues in 1993, accounted for no passenger revenue in 1994 as previously discussed.

      Cargo revenues increased $26 million (4%), due to increased freight revenues partially offset by decreased mail revenues. Freight and mail revenue ton miles increased 3%; however, freight yield increased 5% while mail yield decreased 8%. Other operating revenues increased $262 million (37%) primarily as a result of the consolidation of ATS, revenues resulting from the lease of Air Wisconsin, Inc. assets to other parties and an increase in fuel sales.

      Operating Expenses.   Operating expenses increased $367 million (3%).
United's cost per available seat mile also increased 3% from 8.54 cents to
8.79 cents, which includes certain one-time costs relating to the recapitalization and ESOP compensation expense. Without these costs, United's cost per available seat mile would have been 8.64 cents. Food and beverages increased $162 million (51%) due to the new catering arrangements resulting from the flight kitchen sales as discussed above. Commissions increased $96 million (7%) due principally to increased commissionable revenues. An increase of $50 million (3%) in rentals and landing fees reflects rent associated with a higher number of aircraft on operating leases, including new aircraft acquired in the past year. Aircraft maintenance increased $25 million (6%) as a result of increased vendor-provided maintenance due to the timing of maintenance cycles. Other operating expenses increased $169 million (20%) due to the consolidation of ATS, depreciation in 1994 on Air Wisconsin, Inc. assets leased to others and higher fuel sales.

      Aircraft fuel expense decreased $148 million (9%), due to an 8% decrease in United's average price per gallon of fuel to 58.8 cents and a slight decrease in United's consumption. Salaries and related costs decreased $81 million (2%) primarily due to lower wage rates for employees participating in the ESOPs and a lower number of employees as a result of the flight kitchen sales, partially offset by higher average wage rates for other employee groups, higher costs associated with medical benefits and $48 million of one-time costs related to the recapitalization. Depreciation and amortization decreased $39 million (5%) due principally to the transfer of Air Wisconsin, Inc. assets to other parties and the subsequent classification of depreciation on those assets in other expenses. Purchased services decreased $36 million (4%), as certain services, principally computer reservations and communications, have been provided by ATS since the time of the merger.

      Other Income and Expense.   Other expense amounted to $350 million in
1994 compared to $310 million in 1993. Interest expense increased $14 million (4%) due to higher average interest rates resulting from the debentures issued in July 1994, partially offset by the benefit of the extinguishment of $500 million of subordinated debt in 1993. Interest capitalized decreased $10 million (20%) as a result of lower average advance payments on new aircraft and lower capitalized interest rates. Interest income decreased $13 million (13%) due primarily to interest received in 1993 in connection with the final settlement of certain pension benefits. United's equity in results of affiliates changed from a loss of $30 million in 1993 to earnings of $23 million in 1994 due primarily to a charge recorded by Galileo International in 1993 for the cost of eliminating duplicate facilities and operations after the merger of Covia and Galileo Ltd. Included in "Miscellaneous, net" in 1994 were charges of $121 million for fees and costs incurred in connection with the employee investment transaction and recapitalization, a $22 million charge for minority interests in ATS and foreign exchange gains of $15 million. Included in 1993 was a $59 million charge to reduce the net book value of 15 DC-10 aircraft to estimated realizable value, a $17 million gain resulting from the final settlement of certain pension benefits and foreign exchange losses of $20 million.

      Income Tax Provision.   The income tax provision for 1994 was
significantly impacted by the nondeductibility of certain recapitalization costs and the statutory change in the deductibility of other expenses.

1993 Compared with 1992 -

      Operating Revenues.   Operating revenues increased $1.472 billion
(12%). Passenger revenues increased $1.280 billion (12%) due to a 9% increase in United's revenue passenger miles and a 3% increase in yield to
11.61 cents. United's domestic revenue passenger miles increased 6% on an increase of 8% in domestic available seat miles, resulting in a decrease of
1.0 point in domestic passenger load factor to 65.2%. International revenue passenger miles increased 14%. Passenger traffic increased in substantially all international markets, especially in Latin America, where United began service in the first quarter of 1992. Passenger load factors increased in Latin America, the Atlantic and the Pacific. On a system basis, United's available seat miles increased 10% and passenger load factor decreased 0.2 points to 67.2%.

      Cargo revenues increased $54 million (9%), due to increases of $31 million in freight revenues and $23 million in mail revenues. The freight revenue increase reflects volume increases largely attributable to increased international operations. Contract services and other revenues increased $138 million (24%) primarily as a result of revenues generated by ATS in the 1993 period subsequent to the merger.

      Operating Expenses.   Operating expenses increased $671 million (5%).
United's cost per available seat mile decreased 4% to 8.54 cents. The decrease in unit cost was largely due to the implementation of a cost reduction program in early 1993. Salaries and related costs increased $198 million (4%) primarily due to higher average wage rates and higher costs associated with pensions and health insurance. Rentals and landing fees increased $163 million (12%) primarily reflecting rent associated with a larger number of aircraft on operating leases. Commissions increased $136 million (11%) due to increased revenues and slightly higher cargo commission rates. Aircraft maintenance increased $55 million (17%) due principally to higher outside maintenance costs. Purchased services increased $47 million (5%) due principally to higher computer reservations fees and higher costs associated with international operations, such as communications, navigation charges and security. Depreciation and amortization increased $38 million (5%) due principally to newly acquired aircraft. Aircraft fuel expense increased $34 million, as a 7% increase in fuel consumption was partially offset by a 4% decrease in the average price per gallon of fuel to 63.6 cents. Other operating expenses increased $85 million (11%) due principally to the consolidation of ATS after the merger. Advertising and promotion decreased $52 million (24%) and food and beverages decreased $25 million (7%) due to cost reduction efforts.

      Other Income and Expense.   Other expense amounted to $310 million in
1993 compared to $118 million in 1992. Interest expense increased $30 million due primarily to increased debt and capital lease obligations incurred in connection with aircraft financings. Interest capitalized decreased $41 million (45%) due to lower advance payments on new aircraft. United's equity in the results of affiliates shifted from income of $42 million in 1992, representing United's share of Covia earnings, to losses of $30 million in 1993, primarily due to a charge recorded by Galileo International for the cost of eliminating duplicate facilities and operations after the merger of Covia and Galileo Ltd. Included in "Miscellaneous, net" were foreign exchange losses of $20 million in 1993 compared to gains of $2 million in 1992. Also included in 1993 was a charge of $59 million to reduce the net book value of 15 DC-10 aircraft to estimated net realizable value and a $17 million gain resulting from the final settlement for overpayment of annuities purchased in 1985 to cover certain vested pension benefits. Interest income increased $29 million due principally to interest received in connection with the same settlement. In 1992, "Miscellaneous, net" also included gains on disposition of property of $32 million, a charge of $13 million to record the cash settlement of class action claims resulting from litigation relating to the use of airline fare data and charges of $8 million related to other litigation.

OTHER INFORMATION

Deferred Tax Asset -

      UAL's consolidated balance sheet at December 31, 1994 includes a net cumulative deferred tax asset of $631 million, compared to $714 million at December 31, 1993. The net deferred tax asset is composed of approximately $1.9 billion of deferred tax assets and approximately $1.3 billion of deferred tax liabilities. The deferred tax assets include, among other things, $537 million related to obligations for postretirement and other employee benefits, $472 million related to gains on sales and leasebacks, $262 million related to alternative minimum tax ("AMT") credit carryforwards and $58 million of federal and state net operating loss ("NOL") carryforwards. The AMT credit carryforwards do not expire; the federal NOL carryforwards begin to expire in 2006 if not utilized prior to that time.

      The majority of the deferred tax assets will be realized through reversals of existing deferred tax liabilities with similar reversal patterns. To realize the benefits of the remaining deferred tax assets relating to temporary differences, UAL needs to generate approximately $1.2 billion in future taxable income.

      Although United experienced book and tax losses in both 1993 and 1992, 1994 resulted in book and taxable income.

Following is a summary of UAL's pretax book income and taxable income, and the significant differences between them, for the last three years (in millions):
                                        1994        1993        1992
Pretax book income (loss)              $ 171       $ (47)      $(656)
  Gains on sale and leasebacks            79          15         304
  Depreciation, capitalized interest
    and transfers of tax benefits       (300)       (348)       (319)
  Rent expense                           122         142         127
  Nondeductible employee meals            57          22          22
  Pension expense                        (46)       (156)        (95)
  Other employee benefits                 91          37          36
  Gains on asset dispositions             (4)        (34)         (3)
  ESOP transaction costs                  55          -           -
  Other, net                              19          54          33
Taxable income (loss)                  $ 244       $(315)      $(551)

     While the losses in 1992 and 1993 were largely attributable to events beyond management's control, including the unanticipated duration of the recession in both the U. S. and other areas of the world and the proliferation of numerous low-cost air carriers, UAL has taken several steps to reduce costs and improve profitability. Most notably, the employee investment transaction and recapitalization was partially responsible for UAL's improved operating results in 1994 versus 1993, and is expected to continue to improve the financial stability and profitability of the company. The recapitalization put in place a lower cost structure which is designed to allow United to compete effectively against low-cost carriers. The transaction also facilitated the creation of a low-cost short-haul operation, Shuttle by United, the benefits of which are expected to increase as it expands into additional markets. Other actions taken by UAL to improve profitability include the discontinuance of service at 15 unprofitable domestic and international stations and the planned reduction of capacity in 1995 on certain unprofitable routes such as those to Hawaii. Resources are expected to be re-allocated to areas that currently benefit the company the most - the Shuttle and expanding Denver hub.

     Severe competition in the airline industry, particularly by new entry and low-fare carriers, and the general economic outlook could continue to negatively affect United's operating results. However, the benefits expected to be derived from the recapitalization and the new era of employee ownership, should further improve UAL's financial results.

     UAL's ability to generate sufficient amounts of taxable income from future operations is dependent upon numerous factors, including general economic conditions, inflation, oil prices, the state of the industry and other factors beyond management's control. There can be no assurances that UAL will meet its expectation of future taxable income. However, based on the above factors, including the extended period over which postretirement benefits will be recognized, and the indefinite carryforward period for AMT credits, management believes it is more likely than not that future taxable income will be sufficient to utilize the cumulative deferred tax assets at December 31, 1994.

Contingencies -

     United has been named as a Potentially Responsible Party at certain Environmental Protection Agency ("EPA") cleanup sites which have been designated as Superfund Sites. At sites where the EPA has commenced remedial litigation, potential liability is joint and several. United's alleged proportionate contributions at the sites are minimal. Additionally, United has participated and is participating in remediation actions at certain other sites, primarily airports. The estimated cost of these actions is accrued when it is determined that it is probable that United is liable. Such accruals have not been material. Environmental regulations and remediation processes are subject to future change, and determining the actual cost of remediation will require further investigation and remediation experience. Therefore, the ultimate cost cannot be determined at this time. However, while such cost may vary from United's current estimate, United believes the difference between its accrued reserve and the ultimate liability will not be material.

     UAL has certain other contingencies resulting from litigation and claims incident to the ordinary course of business. Management believes, after considering a number of factors, including (but not limited to) the views of legal counsel, the nature of such contingencies and prior experience, that the ultimate disposition of these contingencies is not likely to materially affect UAL's financial condition, operating results or liquidity.

Energy Tax -

     The Omnibus Budget Reconciliation Act of 1993 signed into law on August 10, 1993, imposes a 4.3 cent per gallon tax on commercial aviation jet fuel purchased for use in domestic operations. This new fuel tax is scheduled to become effective October 1, 1995, and continue until October 1, 1998. Based on United's 1994 domestic fuel consumption of 1.7 billion gallons, the new fuel tax, when effective, is expected to increase United's operating expenses by approximately $75 million annually. United, through the Air Transportation Association, is actively lobbying for repeal of this tax.

Foreign Currency Transactions -

     United generates revenues and incurs expenses in numerous foreign currencies; however, United mitigates its exposure to foreign exchange rate fluctuations by converting excess local currencies generated to U.S. dollars. In addition, United has exposure to transaction gains and losses resulting from rate fluctuation. The foreign exchange gains and losses recorded by UAL result from the impact of exchange rate changes on foreign currency-denominated assets and liabilities, primarily Japanese yen-denominated balances. To the extent such balances are predictable, United attempts to minimize transaction gains and losses by investing in yen-denominated time deposits to offset the impact of rate changes on certain liabilities. In addition, United entered into a foreign currency swap contract in 1994 to reduce exposure to currency fluctuations in connection with other long-term yen-denominated obligations. Foreign currency gains and losses on the swap contract are included in income currently, exactly offsetting the foreign currency losses and gains on the obligations being hedged.

Changes Expected to Impact 1995 -

     In October 1994, United announced that it will discontinue service to 15 unprofitable destinations by early 1995 and will reallocate resources elsewhere, including the Shuttle. United will incur certain route restructuring costs, which are expected to be immaterial. However, this restructuring is expected to result in improvements to operating earnings of approximately $25 million annually. Also in October 1994, UAL announced an agreement to sell for $119 million ten Dash 8 aircraft and spare parts owned by Air Wisconsin, Inc. to Mesa Airlines, and United agreed to a ten year extension of its United Express marketing agreement with Mesa Airlines. The sales are expected to take place in the first quarter of 1995. In addition, increased rent associated with new airport facilities in Denver and Osaka is expected to increase 1995 operating expenses by approximately $140 million.

     In February 1995, United announced that it would put in place a new travel agency commission payment plan that offers a maximum of $50 for round-trip domestic tickets and a maximum of $25 for one-way domestic tickets. The new commission plan will be implemented in the first quarter of 1995, and will apply to all tickets issued by U. S. travel agents for travel within and between the continental United States, Alaska, Hawaii, Puerto Rico and the U. S. Virgin Islands. Litigation has been initiated challenging this payment plan.